Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IMPERIUM RENEWABLES, INC.

ARTICLE 1

NAME

The name of the corporation is Imperium Renewables, Inc.

ARTICLE 2

DURATION

The corporation is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.

ARTICLE 3

PURPOSE AND POWERS

The purpose and powers of the corporation are as follows:

3.1 To engage in any lawful business.

3.2 To engage in any and all activities that, in the judgment of the Board of Directors of the corporation (the “Board”), may at any time be incidental or conducive to the attainment of the foregoing purpose.

3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

ARTICLE 4

CAPITAL STOCK

4.1 Authorized Capital. The corporation shall have authority to issue One Hundred Forty-Five Million (145,000,000) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

4.1.1 One Hundred Twenty-Nine Million (129,000,000) shares of common stock (“Common Stock”).

4.1.2 Sixteen Million (16,000,000) shares of preferred stock (“Preferred Stock”). The shares of said preferred class may be divided into and issued in series.

4.2 Common Stock. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, Common Stock has unlimited voting rights and is entitled to receive the net assets of the corporation upon dissolution. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, the relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as follows:

4.2.1 Dividend Rights. The holders of record of outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds of the corporation legally available therefor, such cash and other dividends as may be declared from time to time by the Board subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.2 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary (each, a “Liquidation Event”), the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, based on the total number of shares of Common Stock held by each, all the assets and funds of the corporation available for distribution to its shareholders, whether from capital or surplus, subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.3 Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

4.3 Preferred Stock. Unless otherwise expressly provided in the designation of the rights and preferences of a series of Preferred Stock, a distribution in redemption or cancellation of shares of Common Stock or rights to acquire Common Stock held by a former employee or consultant of the corporation or any of its affiliates may, notwithstanding RCW 23B.06.400(2)(b), be made without regard to the preferential rights of holders of shares of that series of Preferred Stock.

4.4 Designation of Rights and Preferences of Series A and Series B Preferred Stock. Six Million (6,000,000) shares of Preferred Stock are designated as Series A Preferred Stock (the “Series A Preferred”). Ten Million (10,000,000) shares of Preferred Stock are designated as Series B Preferred Stock (the “Series B Preferred”). Except as otherwise provided in these Articles, all shares of Series A Preferred shall be identical and shall entitle the holders thereof to the same rights and privileges. Except as otherwise provided in these Articles, all shares of Series B Preferred shall be identical and shall entitle the holders thereof to the same rights and privileges. For the purposes hereof, “Series A/B Preferred” refers to the Series A Preferred and Series B Preferred, collectively or as the case may be. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A/B Preferred and the holders thereof are as follows:

4.4.1 Dividend Rights.

(a) The holders of Series A/B Preferred shall be entitled to receive dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate per share of 8.00% (per annum) of the Original Series A Issue Price (as defined in Section 4.4.4(a)) (the “Series A Dividend”) in the case of the Series A Preferred, and at the rate per share of 8.00% (per annum) of the Original Series B Issue Price (as defined in Section 4.4.4(a)) (the “Series B Dividend”) in the case of the Series B Preferred, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each, a “Recapitalization Event”). Each of the Series A Dividend and the Series B Dividend shall be cumulative and shall be payable only when and as declared by the Board. The Series A Dividend shall begin to accrue with respect to a share of Series A Preferred beginning on the date that such share was originally issued by the corporation. The Series B Dividend shall begin to accrue with respect to a share of Series B Preferred beginning on the date that such share was originally issued by the corporation. In case of any payment of the Series A Dividend and/or the Series B Dividend, cumulated amounts on the Series A/B Preferred shall be paid pari passu based on relative accumulated amounts.

(b) No dividend or distribution of cash or property by the corporation without consideration shall be paid with respect to any shares of Common Stock (other than in connection with an Extraordinary Common Stock Event (as defined below)) or any shares of capital stock ranking junior to the Series A/B Preferred unless the holders of Series A/B Preferred are first paid (i) all accrued or declared but unpaid dividends, and (ii) a dividend per share of Series A/B Preferred equal to or greater than the dividend that would be payable on the number of shares of Common Stock into which such share of Series A/B Preferred is then convertible pursuant to Section 4.4.4.

(c) Any declared but unpaid dividends on the shares of Series A/B Preferred and/or Common Stock shall be paid (i) in the case of the Series A Dividend, only in connection with the distribution of the Series A Liquidation Preference in connection with a Liquidation Event pursuant to Section 4.4.2(a)(i), (ii) in the case of the Series B Dividend, only in connection with the distribution of the Series B Liquidation Preference in connection with a Liquidation Event pursuant to Section 4.4.2(a)(i), and (iii) for all other dividends declared on the shares of Series A/B Preferred and/or Common Stock, by mailing a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series A/B Preferred and/or Common Stock, as applicable, as shown on the books of the corporation, or to such other address as such holder specifies for such purpose by written notice to the corporation. The mailing of such check shall satisfy all obligations of the corporation with respect to such dividends, unless such check is not paid upon timely presentation.

(d) Subject to Section 4.4.12, each holder of an outstanding share of Series A/B Preferred shall be deemed to have consented to distributions made by the corporation in connection with its repurchase of shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, the corporation or its subsidiaries upon termination of such persons’ employment or services with the corporation or its subsidiaries pursuant to an Employee Stock Plan (as defined below) and related agreements or other agreements approved by the Board (whether now existing or hereafter entered into) providing for the right of repurchase at the lower of fair market value or cost upon termination of such person’s service.

4.4.2 Liquidation Rights.

(a) In the event of a Liquidation Event:

(i) First, the holders of each share of Series A/B Preferred shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock or any shares of capital stock ranking junior to the Series A Preferred by reason of their ownership thereof, an amount per share equal to the greater of (A) (x) in the case of Series A Preferred $1.3143 (as adjusted for any Recapitalization Event), plus all declared or accrued but unpaid dividends on the Series A Preferred (the “Series A Liquidation Preference”), and (y) in the case of Series B Preferred $26.1706 (as adjusted for any Recapitalization Event), plus all declared or accrued but unpaid dividends on the Series B Preferred (the “Series B Liquidation Preference”), or (B) the amount of cash, securities or other property to which such holder would be entitled to receive in such Liquidation Event with respect to such share of Series A/B Preferred if such share had been converted to Common Stock immediately prior to such Liquidation Event and participated with the holders of Common Stock pursuant to Section 4.4.2(a)(ii) below; provided, that if the assets and surplus funds available for distribution among the holders of Series A/B Preferred shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference and Series B Liquidation Preference, then the entire assets and surplus funds then remaining legally available for distribution shall be distributed pari passu (based on the Series A Liquidation Preference and Series B Liquidation Preference) among the holders of Series A/B Preferred.

(ii) Upon the completion of the distribution required by Section 4.4.2(a)(i) above, the remaining assets and surplus funds of the corporation available for distribution to its shareholders, if any, shall be distributed to the holders of Common Stock, in accordance with Section 4.2.2 hereof.

(b) A sale, lease, conveyance or disposition of all or substantially all of the Company’s property or business (whether voluntary or involuntary), or a merger, consolidation, share exchange or reorganization of the Company with or into another corporation, limited liability company or other entity other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company; (ii) a merger or consolidation with a wholly owned subsidiary of the Company; or (iii) a transaction in which the shareholders of the Company immediately prior to the transaction own 50% or more of the voting power of the acquiring or surviving entity following the transaction, but no single shareholder of the Company or group of shareholders under common control accede to ownership of 100% of the voting power of the acquiring or surviving entity following the transaction (collectively, a “Corporate Event”), shall be regarded as a Liquidation Event within the meaning of Section 4.2.2 and this Section, unless holders of a majority of the then-outstanding shares of Series A/B Preferred (voting on an as-converted into Common Stock basis) and holders of a majority of the then-outstanding shares of Series B Preferred exclude such transaction from the definition of Corporate Event in a written consent (in which case, such transaction shall not be deemed a Liquidation Event for purposes of these Articles); provided, however, that each holder of Series A/B Preferred shall have the right to elect the conversion benefits of the provisions of Section 4.4.4 or other applicable conversion provisions in lieu of receiving payment in connection with a Liquidation Event.

(c) If any of the assets of the corporation are to be distributed other than in cash under this Section 4.4.2 or for any purpose, then the value of the assets to be distributed to the holders of Preferred Stock shall be determined in good faith by the Board, including at least one of the Series A/B Directors (as defined below). Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) business days prior to the distribution;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) trading day period ending three (3) business days prior to the distribution; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including at least one of the Series A/B Directors.

4.4.3 Voting Rights. Each holder of Series A/B Preferred shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the total number of shares of Common Stock into which such holder’s shares of Series A/B Preferred are convertible, at the record date for the determination of shareholders entitled to vote or consent on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed, or the date any written consent of shareholders is solicited if the action is to be taken by written consent. Fractional votes will not be permitted, but will be rounded up or down to the nearest whole number with one-half being rounded up based on the aggregate number of shares of Series A/B Preferred held. Except as otherwise expressly provided herein or by the Act, the holders of shares of Series A/B Preferred and Common Stock shall vote together as a single class on all matters.

4.4.4 Conversion.

(a) Right to Convert. Subject to Section 4.4.4(d), each share of Series A Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.3143 (the “Original Series A Issue Price”) by the Series A Conversion Price at the time in effect for such share (the “Series A Conversion Rate”). The “Series A Conversion Price” shall be, as of the date the first share of Series A Preferred is issued (the “Series A Original Issue Date”), $1.3143 per share, as adjusted for any Recapitalization Event and pursuant to this Section 4.4.4; provided, however, that the Series A Conversion Price shall be subject to adjustment as provided in this Section 4.4.4. Subject to Section 4.4.4(e) each share of Series B Preferred shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $13.0853 (the “Original Series B Issue Price”) by the Series B Conversion Price at the time in effect for such share (the “Series B Conversion Rate”). The “Series B Conversion Price” shall be, as of the date the first share of Series B Preferred is issued (the “Series B Original Issue Date”), $13.0853 per share, as adjusted for any Recapitalization Event and pursuant to this Section 4.4.4; provided, however, that the Series B Conversion Price shall be subject to adjustment as provided in this Section 4.4.4.

(b) Automatic Conversion. Each share of Series A/B Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate or Series B Conversion Rate, as the case may be, (i) immediately upon the consummation (after giving effect to any adjustment under Section 4.4.4.(e)) of the corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with aggregate proceeds to the Company of not less than $30,000,000 (after deducting any commissions or other expenses allowed, paid or incurred by the corporation for any underwriting) (a “Qualified IPO”), or (ii) upon the affirmative vote of the holders of a majority of the then-outstanding shares of Series A/B Preferred, voting together as a single voting group on an as-converted into Common Stock basis, and the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred. Any conversion pursuant to this Section 4.4.4(b) shall be effected without any action by the holder of such Series A/B Preferred and whether or not certificates representing such shares are surrendered to the corporation or any transfer agent for the Series A/B Preferred.

(c) Mechanics of Conversion. Before any holder of Series A/B Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the corporation or of any transfer agent for the Series A/B Preferred and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4.4.4(b), the outstanding shares of Series A/B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; and provided, further, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A/B Preferred are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or, in the case of a lost certificate, after delivery of such agreement and indemnification, issue and deliver at such office to such holder of Series A/B Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A/B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A/B Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A/B Preferred shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

In the event some but not all of the shares of Series A/B Preferred represented by a certificate or certificates surrendered by a holder are converted, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the shares of Series A/B Preferred that were not converted.

(d) Conversion Price Adjustments of Series A Preferred.

(i) In the event the corporation, at any time after the Series A Original Issue Date, shall issue any Additional Stock (as defined below) (including Additional Stock deemed to be issued pursuant to Section 4.4.4(d)(v)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Series A Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purpose of the above calculation, the number of shares of

Common Stock outstanding immediately prior to such issue shall be calculated on an outstanding and fully-diluted basis, as if all shares of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any Additional Stock issuable with respect to shares of Series A Preferred or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series A Conversion Price resulting from the issuance of Additional Stock causing such adjustment.

(ii) No adjustment of the Series A Conversion Price shall be made in an amount less than $0.01 per share, provided, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Series A Conversion Price. Except as provided in subsections 4.4.4(d)(v)(3) and (4) and subsection 4.4.4(d)(vii) below, no adjustment of the Series A Conversion Price shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with its issuance and sale.

(iv) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as determined by the Board irrespective of any accounting treatment.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

1. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4.4.4(d)(iii) and 4.4.4(d)(iv) above) received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

2. the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.4.4(d)(iii) and 4.4.4(d)(iv) above), but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

3. if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series A Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

4. upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price shall promptly be readjusted to such Series A Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and the consideration received therefor was the consideration actually received by the corporation for the issue such options or rights, rights to convert or exchange or options related to such securities, plus the additional consideration actually received by the corporation upon such exercise or conversion or exchange or exercise related to such securities; and

5. if any such options or rights shall be issued in connection with the issue and sale of other securities of the corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(vi) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.4.4(d)(v)) by the corporation after the Series A Original Issue Date, other than:

1. Shares of Common Stock and options therefor, issued to directors, officers, employees or consultants of the corporation pursuant to a stock option plan, stock purchase plan, or other equity incentive plan or written compensatory agreement (an “Employee Stock Plan”) approved by the Board, and an option to acquire up to 100,000 shares of Common Stock pursuant to that certain Common Stock Option Agreement issued to TP Management VII, LP;

2. Common Stock issued or issuable upon conversion of the Series A/B Preferred;

3. Common Stock issued or issuable in a Qualified IPO;

4. Capital stock, or options or warrants to purchase capital stock, issued in connection with strategic collaborations, development agreements or licensing transactions for reasons that, in the good faith judgment of the corporation’s Board, are in substantial part other than to raise capital;

5. Capital stock, or options or warrants to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board, including at least one Series A/B Director;

6. Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board, including at least one Series A/B Director;

7. Securities issuable upon exercise of warrants, options, notes or other rights to acquire securities of the corporation outstanding as of the Series A Original Issue Date, and warrants to acquire up to 2,101,374 shares of Common Stock pursuant to certain Common Stock Purchase Warrants issued to certain purchasers pursuant to the Stock Purchase Agreement dated October 30, 2006, as amended from time to time;

8. Securities issuable in respect of any shares, options, warrant or convertible securities as a result of the application of the anti-dilution provisions set forth in this Section 4.4.4(d)(vi) or Section 4.4.4(e) or as a result of the operation of anti-dilution provisions that are contained in the original terms of such securities and that provide for anti-dilution adjustments under substantially the same circumstances and according to the same adjustment formula as specified in this Section 4.4.4(d)(vi) or Section 4.4.4(e);

9. Shares of Common Stock issued pursuant to a transaction described in Section 4.4.4(d)(vii); or

10. Such additional securities that are designated in writing as excluded from the definition of Additional Stock by the holders of at least two-thirds of the then-outstanding shares of Series A Preferred, voting together as a separate voting group.

(vii) Upon the happening of an Extraordinary Common Stock Event (as defined below) after the Series A Original Issue Date, the Series A Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price. The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the corporation, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) Conversion Price Adjustments of Series B Preferred.

(i) In the event the corporation, at any time after the Series B Original Issue Date, shall engage in a Series B Price Adjustment Event (as defined below) having a New Price (as defined below) less than two times the Series B Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Series B Conversion Price shall be reduced, immediately prior to the Series B Price Adjustment Event, to a price equal to one-half of such New Price.

(ii) “Series B Price Adjustment Event” shall mean (I) the issuance of Common Stock in a public offering pursuant to a registration statement filed under the Securities Act; or (II) the issuance or deemed issuance pursuant to Section 4.4.4.(e)(v)(3)) of any shares of Common Stock by the corporation after the Series B Original Issue Date, other than Excluded Shares (as defined below)

(iii) “New Price” shall mean (x) in the case of an event described in clause (I) of the definition of Series B Price Adjustment Event, the per share price at which the corporation sells (before deducting any commissions or other expenses) each share of Common Stock in the public offering; and (y) in the case of an event described in clause (II) of the definition of Series B Price Adjustment Event, the Deemed Purchase Price, as defined below.

(iv) “Excluded Shares” shall mean:

1. Shares of Common Stock and options therefor, issued to directors, officers, employees or consultants of the corporation pursuant to a stock option plan, stock purchase plan, or other equity incentive plan or written compensatory agreement (an “Employee Stock Plan”) approved by the Board including the approval of at least one Series A/B Director, and an option to acquire up to 100,000 shares of Common Stock pursuant to that certain Common Stock Option Agreement issued to TP Management VII, LP;

2. Common Stock issued, deemed issued or issuable upon issuance or conversion of the Series A/B Preferred, but only, (x) as to shares of Series A Preferred, related to Series A Preferred issued prior to the Series B Original Issue Date; and (y) as to shares of Series B Preferred, related to Series B Preferred issued pursuant to the Stock Purchase Agreement dated October 30, 2006, as amended from time to time;

3. Capital stock, or options or warrants to purchase capital stock, issued in connection with strategic collaborations, development agreements or licensing transactions, the terms of which are approved by the Board for reasons that, in the good faith judgment of the corporation’s Board, are in substantial part other than to raise capital, so long as either the Basket (as defined below) applies or holders of a majority of the Series B Preferred consent to the treatment of same as Excluded Shares;

4. Capital stock, or options or warrants to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board, including approval by at least one Series A/B Director, so long as either the Basket (as defined below) applies or holders of a majority of the Series B Preferred consent to the treatment of same as Excluded Shares;

5. Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board, including approval by at least one Series A/B Director, so long as either the Basket (as defined below) applies or holders of a majority of the Series B Preferred consent to the treatment of same as Excluded Shares;

6. Securities issuable upon exercise of warrants, options, notes or other rights to acquire securities of the corporation outstanding as of the Series B Original Issue Date, and warrants to acquire up to 2,101,374 shares of Common Stock pursuant to certain Common Stock Purchase Warrants issued to certain purchasers pursuant to the Stock Purchase Agreement dated October 30, 2006, as amended from time to time;

7. Securities issuable in respect of any shares, options, warrant or convertible securities as a result of the application of the anti-dilution provisions set forth in Section 4.4.4(d)(iv) or this Section 4.4.4(e) or as a result of the operation of anti-dilution provisions that are contained in the original terms of such securities and that provide for anti-dilution adjustments under substantially the same circumstances and according to the same adjustment formula as specified in Section 4.4.4(d)(vi) or this Section 4.4.4(e);

8. Shares of Common Stock issued pursuant to a transaction described in Section 4.4.4(e)(vi); or

9. Such additional securities that are designated in writing as excluded from the definition of Additional Stock by the holders of a majority of the then-outstanding shares of Series B Preferred, voting together as a separate voting group.

For the above purposes, the “Basket” will refer to the issuance of up to $50 million in aggregate of securities under clauses (3), (4) and (5) above, collectively, valuing such securities at the fair market value thereof as reasonably determined by the Board (except that options, warrants and rights to purchase securities will be valued as the fair market value of the securities exercisable upon exercise of same).

(v) “Deemed Purchase Price” shall mean:

1. In the case of the issuance by the corporation of Common Stock for cash, the Deemed Purchase Price shall be deemed to be the amount of cash paid per share of Common Stock before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with its issuance and sale.

2. In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the Deemed Purchase Price shall equal the amount per share of Common Stock of the cash consideration paid plus the fair value per share of Common Stock of the non-cash consideration as determined by the Board irrespective of any accounting treatment.

3. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4.4.4(d)(iii) and 4.4.4(d)(iv) above) received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby; the Deemed Purchase Price shall be such consideration divided by such maximum number of shares;

b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.4.4(d)(iii) and 4.4.4(d)(iv) above); the Deemed Purchase Price shall be such consideration divided by such maximum number of shares;

c) if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

d) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Price shall promptly be readjusted to such Series B Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and the consideration received therefor was the consideration actually received by the corporation for the issue such options or rights, rights to convert or exchange or options related to such securities, plus the additional consideration actually received by the corporation upon such exercise or conversion or exchange or exercise related to such securities; and

e) if any such options or rights shall be issued in connection with the issue and sale of other securities of the corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(vi) Upon the happening of an Extraordinary Common Stock Event after the Series B Original Issue Date, the Series B Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Conversion Price. The Series B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

4.4.5 Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4.4, then, in each such case for the purpose of this Section 4.4.5, the holders of the Series A/B Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A/B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

4.4.6 Recapitalizations. If the Common Stock issuable upon the conversion of Series A/B Preferred shall be changed into the same or a different number of shares of any class or classes of stock of the corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 or a merger, consolidation, share exchange or reorganization provided for in Section 4.4.2(b)), then and in each such event each share of Series A/B Preferred shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series A/B Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

4.4.7 No Fractional Shares; Certificates as to Adjustment.

(a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A/B Preferred, but the corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A/B Preferred being converted at any one time by any holder, not upon each share of Series A/B Preferred being converted.

(b) In each case of an adjustment or readjustment of the Series A/B Conversion Price, the corporation at its expense will furnish each holder of Series A/B Preferred with a certificate, signed by the corporation’s Chief Financial Officer or Treasurer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

4.4.8 Notices of Record Date. In the event of (i) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right (ii) a proposal by the corporation to voluntarily liquidate or dissolve or enter into any transaction deemed to be a Liquidation Event pursuant to Section 4.4.2 hereof or (iii) a proposal by the corporation to effect any reclassification or recapitalization of its outstanding Common Stock, the corporation shall mail to each holder of Series A/B Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the then-outstanding Series A/B Preferred, voting together as a single voting group on an as-converted into Common Stock basis.

4.4.9 Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series A/B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A/B Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.4.10 Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A/B Preferred shall be deemed effectively given: (a) if delivered by hand, upon delivery; (b) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party’s facsimile terminal and if not sent during normal business hours, then on the next business day; (c) if sent by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (d) if mailed via first-class regular mail, forty-eight (48) hours after mailing to the address on record for such holder.

4.4.11 Redemption.

(a) Within one hundred eighty (180) days after December 22, 2010, the holders of a majority of the then-outstanding shares of Series A/B Preferred determined on an as-converted into Common Stock basis and of a majority of the the-outstanding shares of Series B Preferred, subject to compliance with RCW 23B.06.400, may elect to cause the corporation to redeem (the “Redemption Election”), out of funds legally available therefor, all (but not less than all) outstanding shares of Series A/B Preferred, which have not been converted into

Common Stock pursuant to Section 4.4.4, in three equal annual installments (each, a “Redemption Date”), with the first installment to occur no later than ninety (90) days after delivery of such election, in accordance with the terms hereof; provided that, after holders of Series A/B Preferred and Series B Preferred have made the Redemption Election, the corporation may, at its election at any time and from time to time, redeem shares of Series A/B Preferred at the Redemption Price by accelerating the redemption payments to such holders under this Section 4.4.11, without any prepayment penalty or premium. The corporation shall redeem each share of Series A Preferred by paying in cash an amount per share equal to 140% of the Series A Original Series A Issue Price for each such share of Series A Preferred (the “Series A Redemption Price”). Any redemption payment that is not paid when due shall thereafter bear interest at a rate of one percent (1%) per month (not to exceed the maximum rate permitted by law) until paid. The corporation shall redeem each share of Series B Preferred by paying in cash an amount per share equal to 140% of the Original Series B Issue Price for each such share of Series B Preferred (the “Series B Redemption Price”). For the purposes hereof, “Redemption Price” refers to the Series A Redemption Price and/or the Series B Redemption Price as the context may require.

(b) Payments of the Redemption Price shall be made on a pro rata basis among the holders of the Series A/B Preferred in proportion to the Redemption Price applicable to particular shares.

(c) At least fifteen (15) days, but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A/B Preferred, at the address last shown on the records of the corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares of Series A/B Preferred held of record by such holder, the Redemption Date, the applicable Redemption Price, the number of shares of Series A/B Preferred to be redeemed from such holder on such Redemption Date, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares of Series A/B Preferred to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Series A/B Preferred shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A/B Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A/B Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A/B Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A/B Preferred. The shares of Series A/B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A/B Preferred such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(e) At least two (2) business days prior to each Redemption Date, the corporation shall deposit the amount representing the payment of the Redemption Price then due with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares of Series A/B Preferred, with irrevocable instructions and authority to the bank or trust corporation to pay the portion of the Redemption Price to their respective holders on or after the Redemption Date upon receipt of notification from the corporation that such holder has surrendered a share certificate to the corporation pursuant to Section 4.4.11(c). The balance of any moneys deposited by the corporation pursuant to this Section 4.4.11(e) remaining unclaimed two (2) years after a particular Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of the Board.

4.4.12 Covenants. In addition to any other rights provided by law, so long as at least 500,000 shares of Series A/B Preferred remain outstanding (as adjusted for any Recapitalization Event), the corporation shall not (whether by merger, recapitalization or otherwise), without first obtaining the written consent, authorization or waiver of the holders of a majority of the outstanding shares of Series A/B Preferred voting together as a single voting group on an as-converted into Common Stock basis, which consent, authorization or waiver may be obtained without the necessity of formal shareholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

(a) alter or change the rights, preferences or privileges of the shares of Series A/B Preferred so as to adversely affect such shares (including any adverse effect on the Series A/B Preferred arising from changes that affect other series and/or classes of the corporation’s capital stock);

(b) authorize, create, reclassify or issue (or obligate itself to authorize or issue) any new class or series of shares of capital stock of the corporation ranking on a parity with or senior to the Series A/B Preferred, with respect to dividends, voting rights, conversion rights, redemption rights or rights on liquidation;

(c) amend or waive any provision of these Articles, so as to adversely affect the Series A/B Preferred (including any adverse effect on the Series A/B Preferred arising from changes that affect other series and/or classes of the corporation’s capital stock);

(d) amend or waive any provision of the corporation’s bylaws, unless such amendment or waiver is approved by the Board (including the approval of the Series A/B Directors);

(e) increase or decrease the number of authorized shares of Common Stock or Preferred Stock.

(f) except as required pursuant to Section 4.4.11 hereof, redeem or repurchase any security of the Company (not including the corporation’s repurchase shares of capital stock from an officer, employee, director or consultant at the lower of fair market value or cost upon termination of such person’s service pursuant to (i) an Employee Stock Plan and related agreements, and (ii) any other stock restriction agreement, stock benefit plan or agreement or similar agreement that is approved by the Board);

(g) effect any Corporate Event;

(h) effect any change in the number of authorized directors on the Board or any subsidiary of the corporation;

(i) authorize, pay or declare any dividend on any capital stock of the corporation or any of its subsidiaries (other than in connection with an Extraordinary Common Stock Event);

(j) effect any liquidation, dissolution or winding up of the affairs of the corporation or any of its subsidiaries, whether voluntary or involuntary;

(k) increase the number of securities reserved under an Employee Stock Plan or create or authorize any new stock option plan, stock purchase plan, or other equity incentive plan or agreement;

(l) create any subsidiary, unless approved by the Board (including the approval of the Series A/B Directors);

(m) cause or permit to be caused the issuance of any equity securities by a subsidiary of the corporation, other than to the corporation; or

(n) enter into any agreement or transaction with any subsidiary or other entity affiliated with the corporation, other than compensatory arrangements in the ordinary course of business.

Further, the corporation shall not without first obtaining the written consent, authorization or waiver of the holders of a majority of the outstanding shares of Series B Preferred take any of the actions referred to in paragraphs (a), (c), (f) and (i), above. In addition, the corporation shall not without first obtaining the written consent, authorization or waiver of the holders of not less than two-thirds of the outstanding shares of Series A Preferred voting together as a single voting group, alter, waive or change the rights, preferences or privileges of the shares of Series A

Preferred (through an amendment or waiver of any provision of these Articles or the corporation’s bylaws, or otherwise) so as to adversely affect such shares in a manner that does not also adversely affect the rights, preferences or privileges of the shares of Series B Preferred in the same or pro rata manner. Further, the corporation shall not without first obtaining the written consent, authorization or waiver of the holders of a majority of the outstanding shares of Series B Preferred voting together as a single voting group, (x) alter, waive or change the rights, preferences or privileges of the shares of Series B Preferred (through an amendment or waiver of any provision of these Articles or the corporation’s bylaws, or otherwise) so as to adversely affect such shares in a manner that does not also adversely affect the rights, preferences or privileges of the shares of Series A Preferred in the same or pro rata manner; or (y) enter into any merger or consolidation as to which shareholders of the Company immediately prior to same continue to own 50% or more of the voting power of the surviving entity following the merger or consolidation if the rights, preferences and privileges of the Series B Preferred set forth herein are not reflected in the charter for the surviving entity for the benefit of the pre-existing holders of Series B Preferred (but excluding any such merger in which a single shareholder of the Company or group of shareholders under common control acceded to ownership of 100% of the voting power of the surviving entity following such merger or consolidation).

4.4.13 Series A/B Directors. For so long as at least 500,000 shares of Series A/B Preferred remain outstanding (as adjusted for any Recapitalization Event), the holders of a majority of outstanding shares of Series A/B Preferred, voting as a separate voting group on an as-converted into Common Stock basis, shall be entitled (a) to elect two (2) members of the Board (the “Series A/B Directors”) at each meeting or pursuant to each consent of the corporation’s shareholders for the election of directors, (b) to remove the Series A/B Directors from office and (c) to fill any vacancy caused by the resignation or removal of the Series A/B Directors.

4.4.14 Common Directors. The holders of Common Stock, voting as a separate voting group, shall be entitled (a) to elect two (2) members of the Board (the “Common Directors”) at each meeting or pursuant to each consent of the corporation’s shareholders for the election of directors, (b) to remove the Common Directors from office and (c) to fill any vacancy caused by the resignation or removal of the Common Directors.

4.4.15 Other Directors. The holders of Common Stock and Preferred Stock, voting together as a single voting group on an as-converted into Common Stock basis, shall be entitled (a) to elect all remaining members of the Board at each meeting or pursuant to each consent of the corporation’s shareholders for the election of directors, (b) to remove such directors from office and (c) to fill any vacancy caused by the resignation or removal of such directors.

4.5 Issuance of Certificates. The Board shall have the authority to issue shares of the capital stock of the corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further reasonable purpose.

4.6 No Cumulative Voting. Shareholders of the corporation shall not have the right to cumulate votes for the election of directors.

4.7 No Preemptive Rights. No shareholder of the corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the corporation or to any obligations convertible into stock of the corporation, or to any warrant or option for the purchase thereof.

4.8 Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

4.9 Execution of Consent by Less Than Unanimous Consent of Shareholders. To the extent permitted by the Act, the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be permitted. Written notice of the taking of such action shall be given to those shareholders entitled to vote on the action who have not consented in writing (and, if the Act would otherwise require that notice of a meeting of shareholders to consider the action be given to nonvoting shareholders, to all nonvoting shareholders), describing with reasonable clarity the general nature of the action, and accompanied by the same material that, under the Act, would have been required to be sent to non-consenting (or nonvoting) shareholders in a notice of meeting at which the action would have been submitted for shareholder action. Such notice shall be either (i) by deposit in the U.S. mail, with first-class postage thereon prepaid, correctly addressed to each shareholder entitled thereto at the shareholder’s address as it appears on the current record of shareholders of the corporation; or (ii) by personal delivery, courier service, wire or wireless equipment, telegraphic or other facsimile transmission, or any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder entitled thereto at the shareholder’s physical address, electronic mail address, or facsimile number, as it appears on the current record shareholders of the corporation. Notice under clause (i) shall be given at least seventy-two (72) hours, and notice under clause (ii) shall be given at least twenty-four (24) hours before the action becomes effective (or, in either (i) or (ii), such longer period as required by law, in the case of a significant business transaction under RCW 23B.19.020 (15)).

4.10 Reduced Voting Requirements. The provisions of this Section 4.10 are specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020, in accordance with RCW 23B.07.270. In the case of any matter submitted to a vote of the shareholders of the corporation for which the Act requires the approval of two-thirds of the votes of each voting group entitled to be cast thereon, the approval of a majority, rather than two-thirds, of the votes of each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved, unless these Articles provide otherwise. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Act, amendments to these Articles, mergers and share exchanges, sales of assets other than in the ordinary course of business, and dissolution. In addition, except as otherwise provided in these Articles, as amended from time to time, the application of separate voting group rights under RCW 23B.10.040(1)(e) or (f), or 23B.11.035 (or any related section concerning voting group rights as to mergers or share exchanges), is hereby explicitly denied.

4.11 Contracts with Interested Shareholders. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

4.11.1 The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

4.11.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

4.12 Ratification by Shareholder Vote. Subject to the requirements of RCW 23B.08.730 and 23B.19.040, any contract, transaction, or act of the corporation or of any director or officer of the corporation that shall be authorized, approved, or ratified by the affirmative vote of a majority of shares represented at a meeting at which a quorum is present shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

ARTICLE 5

DIRECTORS

5.1 Number of Directors. Subject to the provisions of Section 4.4.12 hereof, the number of directors of the corporation shall be fixed as provided in the Bylaws and may be changed from time to time by amending the Bylaws.

5.2 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210 and Section 4.4.12 hereof, and subject to the power of the shareholders of the corporation to change or repeal the Bylaws, the Board is expressly authorized to make, amend, or repeal the Bylaws of the corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board may not amend or repeal that bylaw.

5.3 Contracts with Interested Directors. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

5.3.1 The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations,

associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

5.3.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.4 Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Section 5.4 shall have the meanings set forth in RCW 23B.08.500.

5.4.1 The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

5.4.2 The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

5.4.3 If, after the effective date of this Section 5.4, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

5.4.4 To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 5.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 5.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 5.4 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

5.4.5 If any provision of this Section 5.4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 5.4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

5.5 Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 5.5 shall not adversely affect a director of the corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE 6

OTHER MATTERS

6.1 Amendments to Articles of Incorporation. Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the corporation are subject to this reservation. A shareholder of the corporation does not have a vested property right resulting from any provision of these Articles.

6.2 Correction of Clerical Errors. The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

Executed this 12th day of February 2007.

IMPERIUM RENEWABLES, INC.

By:	/s/ Martin Tobias
Martin Tobias
Chief Executive Officer

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